Registration No. 333-270658

Registration No. 333-231251

Registration No. 333-221502

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-270658

FORM S-3 REGISTRATION STATEMENT NO. 333-231251

FORM S-3 REGISTRATION STATEMENT NO. 333-221502

UNDER

THE SECURITIES ACT OF 1933

Avangrid, Inc.

(Exact name of Registrant as specified in its charter)

New York	14-1798693
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

180 Marsh Hill Road

Orange, Connecticut 06477

(207) 629-1190

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

R. Scott Mahoney, Esq.

Avangrid, Inc.

180 Marsh Hill Road

Orange, Connecticut 06477

(207) 629-1190

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

David Kurzweil

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Tel: (212) 906-1200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by Avangrid, Inc. (“Avangrid”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-270658, filed with the SEC on March 17, 2023, relating to the registration of an indeterminate amount of common stock, par value $0.01 per share, debt securities, warrants, purchase contracts and units of Avangrid.

•

Registration Statement No. 333-231251, filed with the SEC on May 7, 2019, relating to the registration of an indeterminate amount of common stock, par value $0.01 per share, debt securities, warrants, purchase contracts and units of Avangrid.

•

Registration Statement No. 333-221502, filed with the SEC on November 13, 2017, relating to the registration of an indeterminate amount of common stock, par value $0.01 per share, debt securities, warrants, purchase contracts and units of Avangrid.

On December 23, 2024, Arizona Merger Sub, Inc., a New York corporation (“Merger Sub”) and a wholly-owned subsidiary of Iberdrola, S.A., a corporation organized under the laws of Spain (“Parent”), completed its merger (the “Merger”) with and into Avangrid pursuant to the terms of the Agreement and Plan of Merger, dated as of May 17, 2024, by and among Parent, Merger Sub and Avangrid. Avangrid was the surviving corporation in the Merger and, as a result, is now a wholly-owned subsidiary of Parent.

As a result of the Merger, Avangrid has terminated all offerings and sales of securities pursuant to the Registration Statements. In accordance with an undertaking made by Avangrid in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of such offering, Avangrid hereby removes from registration all of such securities registered but remaining unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Orange, Connecticut, on December 23, 2024.

Avangrid, Inc.

By:	/s/ Justin Lagasse
Name:	Justin Lagasse
Title:	Senior Vice President – Chief Financial Officer and Controller

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.